UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

March 10, 2008
(Date of report)

March 7, 2008
(Date of earliest event reported)

Sotheby’s
(Exact name of registrant as specified in its charter)

Delaware	1-9750	38-2478409
(State or other	(Commission	(IRS Employer
jurisdiction of	File Number)	Identification No.)
incorporation)

1334 York Avenue
New York, NY	10021
(Address of principal executive offices)	(Zip Code)

(212) 606-7000
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 - Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

          On March 7, 2008 the employment arrangements of William F. Ruprecht, President and Chief Executive Officer of Sotheby’s (“Sotheby’s” or the “Company”), William S. Sheridan, Executive Vice President and Chief Financial Officer of Sotheby’s and Robin G. Woodhead, Executive Vice President and Chief Executive, Sotheby’s International, were amended to accommodate certain changes in Sotheby’s incentive compensation program. Under Sotheby’s new program, beginning in 2008, incentive compensation awards will be weighted to a greater degree based on achievement of individual financial and other performance objectives rather than on achievement of companywide financial performance. However, it is intended that each individual will have the same overall bonus opportunity under the new program as he did under the old one. Sotheby’s new incentive compensation philosophy will be described in more detail in the Compensation Discussion and Analysis section of Sotheby’s Proxy Statement for its Annual Meeting of Shareholders to be held on May 6, 2008.

          Mr. Ruprecht’s employment arrangement previously provided for an annual award of restricted stock of not less than $1.4 million nor more than $2.2 million, with the variability of any award over $1.7 million determined with reference to the achievement of various thresholds of financial performance under Sotheby’s Executive Bonus Plan (“EBP”). In conjunction with the changes to the Company’s incentive compensation philosophy described above, Mr. Ruprecht’s employment arrangement has been amended so that his annual award of restricted stock within the same $1.4 -$2.2 million range will now be determined in the discretion of the Compensation Committee based on Company financial performance and his individual performance.

          Mr. Sheridan previously received a cash incentive bonus based on individual performance determined with reference to an incentive bonus target and an award of restricted stock under the EBP determined in a formulaic manner based on the achievement of financial thresholds set by the Compensation Committee. Under his Severance Agreement, he had the right to terminate his employment for good reason and receive severance pay if either his cash incentive bonus target or his bonus target for EBP awards was reduced below $350,000. Under the new incentive compensation program, beginning in 2008, his bonus target for cash and restricted stock awards will each remain at $350,000, but both awards will be determined with reference to Company financial and individual performance. Accordingly, his Severance Agreement has been amended to eliminate certain references to the EBP and provide that he will be able to terminate his employment for good reason if either bonus target is reduced below that level.

          Mr. Woodhead’s Service Agreement previously provided for a cash incentive bonus based on individual performance determined with reference to an incentive bonus target and an award of restricted stock under the EBP determined in a formulaic manner based on the achievement of financial thresholds set by the Compensation Committee. The amendment to his Service Agreement reflects the new incentive compensation program under which, beginning in 2008, Mr. Woodhead will have separate bonus targets of £200,000 each for awards in cash and in restricted stock, both of which will be determined with reference to Company financial and individual performance.

          Mr. Ruprecht’s employment arrangement and Mr. Sheridan’s Severance Agreement were also amended to take into account recent regulations issued by the Internal Revenue Service under Section 409A of the Internal Revenue Code. The amendments provide that the payment of any amount due on termination of employment will be deferred for six months in order to avoid an excise tax on such payment. Deferred amounts will bear interest at the Applicable Federal Rate determined under the Internal Revenue Code.

          Mr. Woodhead’s Service Agreement was also amended (i) to increase his base salary from £262,350 to £300,000, (ii) to provide that termination of his employment on or after April 1, 2009 will constitute Retirement (as defined in Sotheby’s Restricted Stock Plan) with a result that all non-performance based shares of restricted stock will vest immediately and (iii) to provide that, upon retirement on or after April 1, 2009 at any time other than at the end of a full year, he will be entitled to a partial year bonus for the portion of the year prior to termination of his employment.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SOTHEBY’S

By:	/s/ Kevin M. Delaney

Kevin M. Delaney
Senior Vice President, Corporate
Controller and Chief
Accounting Officer

Date:	March 10, 2008